Exhibit 99.3

MEDIA CONTACT:
Kimberly Montagnino
Phone: 732-524-1090
media-relations@its.jnj.com

INVESTOR CONTACT:
Lisa Romanko
lromank3@its.jnj.com

Johnson & Johnson Takes Steps to Equitably Resolve All Current and Future Talc Claims

New Subsidiary LTL Management LLC Files for Voluntary Chapter 11

Among Other Measures, $2 Billion Trust Will Be Established to Facilitate an Efficient Resolution of Claims

NEW BRUNSWICK, N.J., October 14, 2021 – Johnson & Johnson (NYSE: JNJ) (the Company) today announced that LTL Management LLC (LTL), a newly created and separate subsidiary of Johnson & Johnson, that was established to hold and manage claims in the cosmetic talc litigation, has filed for voluntary Chapter 11 bankruptcy protection. This filing is intended to resolve all claims related to cosmetic talc in a manner that is equitable to all parties, including any current and future claimants. Johnson & Johnson and its other affiliates did not file for bankruptcy protection and will continue to operate their businesses as usual.

“We are taking these actions to bring certainty to all parties involved in the cosmetic talc cases,” said Michael Ullmann, Executive Vice President, General Counsel of Johnson & Johnson. “While we continue to stand firmly behind the safety of our cosmetic talc products, we believe resolving this matter as quickly and efficiently as possible is in the best interests of the Company and all stakeholders.”

To demonstrate its commitment to resolving the cosmetic talc cases and remove any financial objections to the process, Johnson & Johnson has agreed to provide funding to LTL for the payment of amounts the Bankruptcy Court determines are owed by LTL and will also establish a $2 billion trust in furtherance of this purpose. In addition, LTL has been allocated certain royalty revenue streams with a present value of over $350 million to further contribute to potential costs.

John Kim, Chief Legal Officer of LTL, said, “With the financial backing of Johnson & Johnson, coupled with a dedicated trust and significant financial resources supporting LTL, we are confident all parties will be treated equitably during this process.”

These actions are not a concession of liability but rather a means to achieve an equitable and efficient resolution of the claims raised in the cosmetic talc litigation. The Company has won the majority of cosmetic talc-related jury trials that have been litigated to date and continues to believe that none of the talc-related claims against the Company have merit. The claims are premised on the allegation that cosmetic talc causes ovarian cancer and mesothelioma, a position that has been rejected by independent experts, as well as governmental and regulatory bodies, for decades. More than 40 years of studies by medical experts around the world continue to support the safety of cosmetic talc.

The determination of an appropriate amount to resolve all current and future claims will be decided by the Bankruptcy Court in the Chapter 11 proceedings. This established process will allow for a more efficient and consistent resolution for all parties. While LTL pursues this equitable resolution, all cosmetic talc cases will be stayed pending the outcome of the proceedings.

Johnson & Johnson remains focused on its mission to improve the trajectory of health for humanity and committed to developing lifesaving therapies and innovative solutions that help people live their healthiest lives. LTL’s Chapter 11 case was filed in the U.S. Bankruptcy Court for the Western District of North Carolina. Additional information is available on www.FactsAboutTalc.com and www.LTLManagementInformation.com. Court filings and information about LTL’s Chapter 11 case are available on a separate website administered by its claims agent, Epiq, at https://

dm.epiq11.com/LTL; by calling Epiq representatives at (855) 675-3078 from the U.S. or (503) 520-4497 from international locations; or by emailing Epiq at LTLinfo@epiqglobal.com.

About Johnson & Johnson At Johnson & Johnson, we believe good health is the foundation of vibrant lives, thriving communities and forward progress. That’s why for more than 130 years, we have aimed to keep people well at every age and every stage of life. Today, as the world’s largest and most broadly-based healthcare company, we are committed to using our reach and size for good. We strive to improve access and affordability, create healthier communities, and put a healthy mind, body and environment within reach of everyone, everywhere. We are blending our heart, science and ingenuity to profoundly change the trajectory of health for humanity. Learn more at www.jnj.com. Follow us at @JNJNews.

Cautions Concerning Forward-Looking Statements
This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding the voluntary Chapter 11 bankruptcy filing by LTL Management LLC, a newly created and separate subsidiary of Johnson & Johnson. The reader is cautioned not to rely on these forward-looking statements. The information contained in this press release is for informational purposes only and should not be construed as a commitment by the Company to engage in any specific strategy or course of action. Due to the inherent uncertainty of litigation, the Company cannot predict the timing, ultimate outcome or financial impact of this matter, or any other ongoing or future litigation. The forward-looking statements in this press release are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of LTL Management LLC, Johnson & Johnson Consumer Inc. and/or Johnson & Johnson. Risks and uncertainties include, but are not limited to: significant adverse litigation or government action, including related to product liability claims; economic factors, such as interest rate and currency exchange rate fluctuations; competition, including technological advances, new products and patents attained by competitors; challenges inherent in new product research and development, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for new and existing products; challenges to patents; the impact of patent expirations; the ability of the company to successfully execute strategic plans; the impact of business combinations and divestitures; manufacturing difficulties or delays, internally or within the supply chain; product efficacy or safety concerns resulting in product recalls or regulatory action; changes to applicable laws and regulations, including tax laws and global health care reforms; trends toward health care cost containment; changes in behavior and spending patterns of purchasers of health care products and services; financial instability of international economies and legal systems and sovereign risk; increased scrutiny of the health care industry by government agencies. A further list and descriptions of these risks, uncertainties and other factors can be found in Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 3, 2021, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” in the company’s most recently filed Quarterly Report on Form 10-Q and in the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Any forward-looking statement made in this release speaks only as of the date of this release. None of LTL Management LLC, Johnson & Johnson Consumer Inc. nor Johnson & Johnson undertakes to update any forward-looking statement as a result of new information or future events or developments. The Company expressly disclaims all liability in respect to actions taken or not taken based on any or all the contents of this press release.